FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
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                     PURSUANT TO SECTION 12(b) OR (g) OF THE
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                         SECURITIES EXCHANGE ACT OF 1934
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                        VOLT INFORMATION SCIENCES, INC.
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             (Exact name of registrant as specified in its charter)


             New York                                     13-5658129
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


1221 Avenue of the Americas, New York New York                        10020-1579
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   (Address of principal executive offices)                           (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                            Name of each exchange on which
to be so registered                            each class is to be registered
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COMMON STOCK, $.10 PAR VALUE                   NEW YORK STOCK EXCHANGE, INC.


Securities to be registered pursuant to Section 12(g) of the Act:


                                      NONE
                                (Title of Class)



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ITEM 1.        DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
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               The total  authorized  capital of the Company consists of 500,000 shares of Preferred Stock, $1.00 par value per share, and 30,000,000 shares of Common Stock, $.10 par value per share.

PREFERRED STOCK

               No shares of Preferred Stock have been issued and the Company has no present plans to issue shares of Preferred Stock. The Board of Directors has the authority, without action by the shareholders, to create one or more series of Preferred Stock and to fix the designation, relative rights (including voting, dividend, conversion, sinking fund and redemption rights), preferences (including with respect to dividends and on liquidation) and limitations of each series.

COMMON STOCK

               Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting. Subject to the rights of any series of Preferred Stock which may from time to time be outstanding, the holders of outstanding shares of Common Stock are entitled to receive all dividends declared by the Board of Directors out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of the holders of Preferred Stock, if any. Shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company.

               The Board is divided into two classes, each class to consist of at least three members. Each class is elected for a term of two years. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting, such newly elected directors to hold office until the second succeeding annual meeting and the election and qualification of their respective successors.



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Exhibit 2.     Exhibits

               Copies of the following documents are being filed with the New York Stock Exchange (the "Exchange") with the filing of this registration statement with the Exchange but, pursuant to instruction II of Form 8-A, are not being filed with the copies of this registration statement being filed with the Securities and Exchange Commission:

1(a)           Annual Report on Form 10-K for the year ended November 1, 1996.

1(b) Amendment No. 1 and Form 10-K/A to the Company's Annual Report on Form 10-K for the year ended November 1, 1996.

2              Quarterly  Report on Form 10-Q for the quarter  ended January 31,
               1997.

4(a)           Restated   Certificate  of  Incorporation,   as  filed  with  the
               Department of State of the State of New York on January 29, 1997.

4(b)           By-Laws of the Company, as amended to date.

5              Specimen of the Company's Common Stock certificate.

6              Copy of the Company's 1995 Annual Report to Shareholders.


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                                   SIGNATURES
                                   ----------

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               VOLT INFORMATION SCIENCES, INC.



Dated:  April 15, 1997                         By: /s/ William Shaw
                                                   William Shaw
                                                   Chairman of the Board
                                                   of Directors and President